Exhibit 14.1

EAGLE ROCK ENERGY G&P, LLC

CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND

SENIOR FINANCIAL OFFICERS

(Amended and Restated as of February 6, 2012)

This Code of Ethics (this “Financial Code”) contains the policies that relate to the legal and ethical standards of conduct that the Chief Executive Officer, Chief Financial Officer, Controller(s) and all other senior financial and accounting officers (collectively, the “Senior Financial Officers” and individually each a “Senior Financial Officer”) of Eagle Rock Energy G&P, LLC (the “Company”) are expected to comply with while carrying out their duties and responsibilities on behalf of the Company.  Senior Financial Officers must also comply with the Company’s other ethics policies, including any amendments or supplements thereto, including the Company’s Code of Business Conduct and Ethics (collectively, the “Ethics Policies”).

I.      Ethical Principles

In carrying out his or her duties to and responsibilities for the Company, each Senior Financial Officer should:

1.             Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

2.             Provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company, Eagle Rock Energy Partners, L.P. (the “Partnership”) or one of their respective subsidiaries files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company or on behalf of the Partnership.

3.             Exercise independent professional judgment and deter wrongdoing in the conduct of all duties and responsibilities on behalf of the Company.

4.             Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.  Authorized executives (i.e., the Company’s Chief Executive Officer, Chief Financial Officer and other investor relations personnel who have been authorized by the Chief Executive Officer) will provide analysts, institutional and individual investors, and the media fair access to corporate information as and when appropriate.

5.             Recognize that the integrity of the capital markets is based on the transparency of credible financial and non-financial corporate information, and, to the best of his or her ability and knowledge, work to ensure that the Company fully, fairly and accurately discloses this important information in a timely and understandable manner in all reports and documents that the Company or the Partnership files with, or furnishes to, the SEC and in other public communications made by the Company or the Partnership.

6.             Comply with all rules, regulations and laws of Federal, state, and local governments, and other appropriate private and public regulatory agencies (including The NASDAQ Stock Market LLC) having jurisdiction over the Company, the Partnership or one of their respective subsidiaries.

7.             Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment to be subordinated.  Avoid any professional/business relationships that might affect, or be perceived to potentially affect, his or her ethical conduct.

8.             Respect the confidentiality of information acquired in the course of his or her work, except when authorized or otherwise legally obligated to disclose such information.  Confidential information acquired in the course of his or her work will not be used for personal advantage, or for the advantage of related parties.

9.             Discharge responsibilities completely and competently by keeping abreast of the affairs of the Company as well as the laws and regulations affecting his or her position.

10.           Proactively promote ethical behavior as a responsible partner among peers in his or her work environment.

11.           Achieve responsible use of and control over all assets and resources employed or entrusted to him or her.  Honor his or her obligation to serve the interest of unitholders and other stakeholders of the Company or the Partnership.

12.           Mistakes should never be covered up, but should be immediately fully disclosed and corrected.  Falsification of any Company record is prohibited.

13.           Accept responsibility for adherence to this Financial Code, and recognize that failure to comply with the requirements of this Financial Code could result in termination of employment.

II.    Waivers

Consents obtained pursuant to this Financial Code, or waivers of any provision of this Financial Code, shall be made only by the Company’s Board of Directors or a committee thereof.  Persons seeking a waiver should be prepared to disclose all pertinent facts and circumstances, respond to inquiries for additional information, explain why the waiver is necessary, appropriate, or in the best interest of the Company, and be willing to comply with any procedures that may be required to protect the Company in connection with a waiver.  If a waiver of this Financial Code is granted for any Senior Financial

Officer, appropriate disclosure will be made promptly in accordance with the rules and regulations of the SEC and applicable listing exchange requirements.

III.   Compliance Procedures

Enforcement of sound ethical standards is the responsibility of every officer and employee of the Company.  Violations and reasonable suspicions of violations of this Financial Code should be reported promptly to the Chief Compliance Officer.  The reporting person should make full disclosure of all pertinent facts and circumstances, taking care to distinguish between matters that are certain and matters that are suspicions, worries or speculation, and also taking care to avoid premature conclusions or alarmist statements since the situation may involve circumstances unknown to the reporting person.  If the situation so requires, the reporting person may report anonymously through the compliance Hotline or on-line reporting tool described in the Company’s Code of Business Conduct and Ethics.  The Company does not permit retaliation of any kind for good faith reports of ethical violations.  Persons that knowingly make a report that is false or that willfully disregard its truth or accuracy, or engage in any other bad faith use of the reporting system, will be deemed to be in violation of the Company’s Ethics Policies.

Each Senior Financial Officer of the Company shall be provided with a copy of this Financial Code.  This Financial Code may also be provided to any other employee as any Senior Financial Officer deems appropriate.  Any Senior Financial Officer to whom this Financial Code has been provided (and any other employee to whom this Financial Code has been provided) may be required, from time to time, to sign and deliver the certification attached as Annex A, acknowledging receipt of this Financial Code to:

Eagle Rock Energy Partners, L.P.

1415 Louisiana Street, Suite 2700

Houston, Texas 77002

Attention:  Chief Compliance Officer

The Company’s Chief Compliance Officer is responsible for ensuring that each of the applicable Senior Financial Officers promptly sign and return the attached certification acknowledging receipt of this Financial Code.

IV.   Violations

Each person is accountable for his or her compliance with this Financial Code.  Violations of this Financial Code may result in disciplinary action against the violator, including dismissal from employment when deemed appropriate.  Each reported violation or potential violation will be judged by the Chief Compliance Officer or, if appropriate, by the Audit Committee on its own merits considering the duties of the person and the significance of the circumstances involved.

V.    Amendment

Any amendment to this Financial Code shall be made only by the Company’s Board of Directors or an appropriate committee thereof.  If an amendment to this Financial Code is made, appropriate disclosure will be made promptly in accordance with the rules and regulations of the SEC and applicable listing exchange requirements.

VI.   Posting Requirement

The Company shall post this Financial Code on the Partnership’s website as required by applicable rules and regulations.  In addition, the Company shall disclose in the Partnership’s proxy statement for its annual meeting of limited partners that a copy of this Financial Code is available on the Partnership’s website and in print to any unitholder who requests a copy.

*   *   *   *   *

It is the intent of the Company that this Financial Code be its written code of ethics under the Sarbanes-Oxley Act of 2002, complying with the standards set forth in Item 406 of Regulation S-K promulgated by the Securities and Exchange Commission.

ANNEX A
FINANCIAL CODE OF ETHICS
CERTIFICATION

By signing below, I hereby acknowledge that I have received or been given access to the Eagle Rock Energy Code of Ethics for the Chief Executive Officer and Senior Financial Officers (the “Financial Code”), have read and understood it, and understand that I must comply with it. I acknowledge that as of the date of this Certification, I am not aware of any violations of the Financial Code, except as disclosed below or otherwise have been reported to the appropriate persons set forth in the Financial Code. In addition, I agree to promptly submit a written report to the Chief Compliance Officer or, if appropriate, to the Audit Committee describing any circumstances in which:

1.             I have reasonable basis for belief that a violation of the Financial Code by any person has occurred;

2.             I have or may have engaged in any activity that violates the policies and procedures or the spirit of the Financial Code; and

3.             I am contemplating an activity which is likely to be in violation of the policies and procedures or the spirit of the Financial Code.

I am unaware of any violations or suspected violations of the Financial Code, except as described on the attached sheet of paper. (If no exceptions are noted, please check the space provided below.)

☐ No exceptions

I acknowledge that the Financial Code is a statement of legal and ethical principles for individual and business conduct, and it is not an employment or agency contract between me and the Company, and does not vary the at-will nature of my relationship with the Company.  I understand that my failure to comply with the Financial Code or any other applicable Company policy may result in disciplinary action, up to and including the immediate termination of my employment or other relationship with Eagle Rock Energy.  Management and the Human Resources department of Eagle Rock Energy are responsible for obtaining the required certifications (copies of the current policy will be available via Eagle Rock Energy’s HR Website at all times) and will retain copies of the certification in the appropriate files.

Signature

Type or Print Name

Date

A-1